EXHIBIT 4.24

CONSULTING AGREEMENT

THIS AGREEMENT DATED FOR REFERENCE THE 6th DAY OF APRIL, 2005.

BETWEEN:

KAREEN McKINNON of 6670 Lime Street, Vancouver, British Columbia, V6C 5V6

(the “Consultant”)

AND:

WHITE KNIGHT RESOURCES LTD., a corporation incorporated under the laws of British Columbia, having its office at Suite 922, 510 West Hastings Street, Vancouver, British Columbia, V6B 1L8

(the “Company”)

Whereas the Company and the Consultant wish to enter into this Agreement to set forth the rights and obligations of each of them as regards the Consultant’s contract with the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement (the “Agreement”) and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Consultant agree as follows:

1.	Terms of Consulting

The Company will hire the Consultant and the Consultant will serve the Company on the terms and conditions set forth in this Agreement. The Consultant’s responsibilities will be:

(a)	to report to the President of the Company;

(b)	to provide services to the Company as directed by the President from time to time, which services will include, but not be limited to, the following:

(i)	providing communications and interactions with the investment community;

(ii)	providing corporate advisory services to the Company with the aim of introducing individuals of interest to the Company;

(iii)	meeting with prospective institutional, professional investors and stockbrokers of/for the Company and presenting the Company’s business in an honest, competent and thorough manner;

(iv)	raising the Company’s profile and facilitating information access for the public;

(v)	assisting with strategic planning;

(vi)	managing and updating the Company’s website to keep it current at all times;

(vii)	preparing annual reports, press releases, Company promotional materials and other like documents.

The Consultant also agrees to the following:

(c)

to at all times disseminate accurate information about the Company and not to misrepresent the status of the Company’s projects, business or affairs or overstate financial projections, valuations or Company prospects to prospective investors, stock brokers or anyone else;

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(d)	not to release market sensitive information to anyone in strict compliance with Stock Exchange and Securities laws and regulations;

(e)

Indemnify and save the Company and its directors, officers, employees, consultants, servants and agents harmless from and against any liability or costs resulting directly or indirectly from a breach of this agreement by the Consultant;

The Company agrees to the following:

(f)	provide all operations, financial and corporate information necessary to the Consultant being able to present a true and fair analysis of the Company’s business;

(g)

pay all agreed expenses incurred by the Consultant as submitted on a monthly basis. Any expenses exceeding the aggregate of $200 in any month must be pre-approved by the Company. Expenses incurred on Company business may include but are not limited to, telephone, fax, travel, accommodation and meals. All expenses must be submitted to the Company within 15 days of the end of each month.

2.	Performance of Duties

During the Consulting Period, the Consultant will faithfully and honestly serve the Company. The Consultant will (except in the case of illness or accident) devote half of her working time and attention to her consulting duties as set out herein and will use her best efforts to promote the best interests of the Company.

3.	Location of Consulting Services

The Consultant will perform her duties principally from the address of the Company set out above although road trips to visit shareholders or prospective investors is part of the Consultant’s duties.

4.	Consulting Period

The consulting period will be for a term of two years commencing from the date hereof and ending on March 31, 2007 (the “Consulting Period”). Unless this Agreement has been terminated pursuant to Section 6, it shall be automatically renewed at the expiry of the initial Consulting Period (and each renewed Consulting Period thereafter) for a period of one year (which period shall be the new Consulting Period).

5.	Remuneration

(a)	The Company will pay to the Consultant a Consulting Fee in respect of each Month of Consulting in the Consulting Period of $4,000 (plus GST), payable on the [15th] 1st [INITIALED] day of each month.

(b)	The Company will grant to the Consultant 100,000 stock options at a price of $0.67 for a five-year period;

(c)

The Company will, at the discretion of the Board of Directors, grant to the Consultant stock options from time to time at a price decided upon by the Board of the Directors (and subject to the terms and conditions prescribed by the regulatory authorities and the Company’s Stock Option Plan), such options to be exercisable up until the earlier of the date of termination of the Consultant or five years from the date of the Option Agreement granting the option.

(d)	The Consultant shall be responsible for all statutory payments in respect of the remuneration payable hereunder.

6.	Termination

(a)	This Agreement may be terminated prior to the end of the Consulting Period at any time by:

(i)	the Company, on notice, for reasons of just cause;

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(ii)	the Company, on 30 days prior written notice, for any reason; or

(iii)	the Consultant, on 10 days prior written notice, for any reason.

(b)	The effective date on which the Consultant will be terminated will be:

(i)	in the case of termination under subsection 6(a)(i), the day the Consultant is deemed, under Section 7, to have received notice from the Company of such termination;

(iii)	in the case of termination under subsection 6(a)(ii), the last day of the 30 day period; or

(iv)	in the case of termination under subsection 6(a)(iii), the last day of the 10 day period.

7.	Notices

Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be given by hand-delivery and will be deemed to have been given upon such delivery at the address set out above.

8.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Both parties hereby attorn to the jurisdiction of the Courts of British Columbia.

9.	Time shall be the essence of this Agreement.

The Consultant hereby agrees to the above terms.

/s/ Kareen McKinnon ____________________________ Kareen McKinnon	April 6, 2005 ____________________ Date

The Company hereby agrees to the above terms.

/s/ Megan Cameron-Jones ____________________________ White Knight Resources Ltd.	Apr 6/05 ____________________ Date